                 NEWS RELEASE

FOR IMMEDIATE RELEASE

DATE:   October 24, 2012

CONTACT:

Inland Real Estate Income Trust, Inc.

Initial Public Offering Declared Effective by SEC

Oak Brook, Ill. – Inland Real Estate Income Trust, Inc. (“Inland Income Trust”), a non-listed company, announced that it will begin selling $1.5 billion in common stock in connection with its initial public offering, pursuant to a registration statement declared effective by the U.S. Securities and Exchange Commission on October 18, 2012.

Inland Income Trust is offering up to 150,000,000 shares of its common stock for sale at $10.00 per share and up to an additional 30,000,000 shares of its common stock for issuance under its distribution reinvestment plan at $9.50 per share.  Inland Income Trust intends to use the proceeds from this offering primarily to acquire a diversified portfolio of commercial real estate throughout the United States. Inland Income Trust is offering the shares of common stock on a “best efforts” basis through Inland Securities Corporation, the dealer manager for the offering.

A copy of the final prospectus for Inland Income Trust is available upon request to Inland Securities Corporation, 2901 Butterfield Road, Oak Brook, Illinois, 60523, telephone: (630) 218-8000. The prospectus may also be obtained at the SEC’s website at: www.sec.gov, or at the IREIT website at: www.inlandincometrust.com.

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About Inland Real Estate Income Trust, Inc.

Inland Real Estate Income Trust, Inc. was formed in August 2011 to acquire, directly or through joint ventures, a diversified portfolio of commercial real estate located throughout the United States. Inland Real Estate Income Trust, Inc. is sponsored by Inland Real Estate Investment Corporation.

This is neither an offer to sell nor the solicitation of an offer to buy any security, which can be made only by the prospectus which has been filed or registered with appropriate state and federal regulatory agencies, nor will there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. No regulatory agency has passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful.